Exhibit 3.1
SECOND AMENDMENT TO THE BY-LAWS
OF
M.D.C. HOLDINGS, INC.

This Second Amendment to the By-Laws (the “By-Laws”) of M.D.C. Holdings, Inc., a Delaware corporation (the “Corporation”), is made as of October 26, 2020 by the unanimous vote of the Corporation’s board of directors.

Article IV, Section 4 of the By-Laws is hereby amended and restated in its entirety as follows:

Section 4.    Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors may be an Executive Chairman or a non-executive Chairman as determined by the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

CERTIFICATION

    I, Joseph H. Fretz, as Secretary of M.D.C. Holdings, Inc. a Delaware corporation (the “Corporation”) do hereby certify that the foregoing Second Amendment to the By-Laws of the Corporation was adopted by the Corporation’s Board of Directors as of October 26, 2020.

    /s/ Joseph H. Fretz
    Joseph H. Fretz
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